EXHIBIT 99.1

THE TERMS AND CONDITIONS OF THE RIGHTS OFFERING ARE SET FORTH IN THE COMPANY’S PROSPECTUS DATED ______________, 2013 (THE “PROSPECTUS”) AND ARE INCORPORATED HEREIN BY REFERENCE. COPIES OF THE PROSPECTUS ARE AVAILABLE UPON REQUEST FROM CONTINENTAL STOCK TRANSFER & TRUST COMPANY, THE SUBSCRIPTION AGENT, BY CALLING (212) 845-3324.

FORM OF INSTRUCTIONS AS TO USE OF LEGEND INTERNATIONAL HOLDINGS, INC.
NON-TRANSFERABLE SUBSCRIPTION RIGHTS CERTIFICATES

CONSULT THE SUBSCRIPTION AND INFORMATION AGENT,
YOUR BANK OR BROKER AS TO ANY QUESTIONS

The following instructions relate to a rights offering by Legend International Holdings, Inc., a Delaware corporation (“we,” “us,” “our,” or the “Company”), to the stockholders of its common stock, par value $0.001 per share, as described in the prospectus dated ___________ , 2013 (the “Prospectus”). Holders of our common stock as of 5:00 p.m., New York City time, on __________, 2013 (the “Record Date”) are receiving, at no charge, one (1) non-transferable subscription rights for each share of common stock owned as of that date. The total number of shares of our common stock available to all of our stockholders as a group upon exercise of the subscription rights is 444,047,971.

The subscription rights give our stockholders the opportunity to purchase our common stock for $0.05 per share. Each subscription right includes a subscription privilege . Under the subscription privilege, for each share of common stock that you own as of the Record Date, you will be entitled to purchase one (1) share of common stock at the subscription price of $0.05 per full share.

You are not required to exercise any or all of your subscription rights.

If any subscription rights remain unexercised after the expiration of the rights offering Perfectus Management Limited (the “Standby Purchaser”) has agreed to purchase, at the subscription price, in a private transaction separate from the rights offering, a minimum of $10 million (as converted into shares at the subscription price) (the “Standby Offering”) of the unexercised rights. The Standby Purchaser has an option to purchase an additional number of shares equal to the number of shares purchasable pursuant to any rights that remain unsubscribed for in the rights offering after the Standby Purchaser has fulfilled its Standby Offering. Mr Joseph Gutnick, our Chairman, President and Chief Executive Officer, holds 50% of the shares and is a director of Perfectus. An independent third party to Legend and Mr Gutnick holds the other 50% of the shares of Perfectus and the second director of Perfectus is independent of Legend and Mr Gutnick. No fees or other consideration will be paid by the Company to the Standby Purchaser in exchange for its commitment to purchase any and all unsubscribed shares of common Stock following the rights offering, except for the reimbursement of up to $50,000 of the Standby Purchaser’s out-of-pocket expenses.

The shares issued upon exercise of the subscription rights will be delivered as soon as practicable after the expiration time of the rights offering, which is at 5:00 p.m., New York City time, on ______________, 2013 (the “Expiration Time”).

You must properly complete the enclosed Non-Transferable Subscription Rights Certificate and deliver it, along with the full subscription price, to the subscription agent, Continental Stock Transfer & Trust Company, before the Expiration Time. If you send your Non-Transferable Subscription Rights Certificate(s) and subscription price payment by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested.

The subscription rights will expire after the Expiration Time. If you do not exercise your subscription rights prior to that time, your subscription rights will expire and will no longer be exercisable. We will not be required to issue shares of our common stock to you if the subscription agent receives your Non-Transferable Subscription Rights Certificate(s) or your subscription payment after that time, regardless of when the Non-Transferable Subscription Rights Certificate(s) and subscription payment were sent. See “The Rights Offering—Expiration Date and Amendments” in the Prospectus.

If you do not exercise your subscription rights and the rights offering is completed, the number of shares of our common stock you own will not change but your percentage ownership of our total outstanding voting stock will decrease because shares will be purchased by other stockholders in the rights offering and/or by the Standby Purchaser. Your percentage ownership of our voting stock may also decrease if you do not exercise your subscription privilege in full. Please see the discussion of risk factors related to the rights offering, including dilution, under the heading “Risk Factors—Risks Related to the Rights Offering,” in the Prospectus.

If you have any questions concerning the rights offering, please contact the subscription agent, Continental Stock Transfer & Trust Company, 17 Battery Place, 8th Floor, New York NY 10004,USA, by telephone at (212) 845-3324.

YOUR NON-TRANSFERABLE SUBSCRIPTION RIGHTS CERTIFICATE AND SUBSCRIPTION PAYMENT FOR EACH RIGHT THAT IS EXERCISED PURSUANT TO THE SUBSCRIPTION PRIVILEGE, MUST BE RECEIVED BY THE SUBSCRIPTION AGENT ON OR BEFORE THE EXPIRATION TIME. ONCE YOU HAVE EXERCISED YOUR SUBSCRIPTION PRIVILEGE, SUCH EXERCISE MAY NOT BE REVOKED, EVEN IF YOU LATER LEARN INFORMATION THAT YOU CONSIDER TO BE UNFAVORABLE TO THE EXERCISE OF YOUR SUBSCRIPTION RIGHTS. SUBSCRIPTION RIGHTS NOT EXERCISED PRIOR TO THE EXPIRATION TIME OF THE RIGHTS OFFERING WILL EXPIRE WITHOUT VALUE.

EXHIBIT 99.1

1.	Method of Subscription—Exercise of Subscription Rights.

To exercise your subscription rights, complete your Non-Transferable Subscription Rights Certificate and send the properly completed and executed Non-Transferable Subscription Rights Certificate evidencing such subscription rights with any signatures required to be guaranteed so guaranteed, together with payment in full of the subscription price for each share of common stock subscribed for pursuant to the subscription privilege, to the subscription agent, on or prior to the Expiration Time. Payment of the subscription price will be held in a segregated account to be maintained by the subscription agent. All payments must be made in United States dollars for the full number of shares of common stock being subscribed for, by cashier’s or certified check drawn upon a United States bank payable to “Continental Stock Transfer & Trust Company (acting as Subscription Agent for Legend International Holdings, Inc.)”, and sent to the applicable address below:

If delivering by hand or overnight courier:	If delivering by first class mail:
Continental Stock Transfer & Trust Company	Continental Stock Transfer & Trust Company
Attention: Reorganization Department	Attention: Reorganization Department
17 Battery Place – 8th Floor	17 Battery Place – 8th Floor
New York, NY 10004	New York, NY 10004
USA	USA

Delivery to an address or by a method other than those above will not constitute valid delivery.

When making arrangements with your bank or broker for the delivery of funds on your behalf you may also request such bank or broker to exercise the Non-Transferable Subscription Rights Certificate on your behalf.

If you do not indicate the number of subscription rights being exercised, or if you do not forward the full subscription payment for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised the maximum number of subscription rights that may be exercised with the aggregate subscription payment you delivered to the subscription agent.

EXHIBIT 99.1

2.	Issuance of Common Stock.

The following deliveries and payments will be made to the address shown on the face of your Non-Transferable Subscription Rights Certificate, unless you provide instructions to the contrary in your Non-Transferable Subscription Rights Certificate.

(a)
Subscription Privilege. As soon as practicable following the Expiration Time and the valid exercise of the subscription rights, the subscription agent will mail to each exercising subscription rights holder certificates representing shares of common stock purchased pursuant to the subscription privilege.

3.	No Sale or Transfer of Subscription Rights.

The subscription rights granted to you are non-transferable and, therefore, you may not sell, transfer or assign your subscription rights to anyone.

4.	Execution.

(a)
Execution by Registered Holder. The signature on the Non-Transferable Subscription Rights Certificate must correspond with the name of the registered holder exactly as it appears on the face of the Non-Transferable Subscription Rights Certificate without any alteration or change whatsoever. Persons who sign the Non-Transferable Subscription Rights Certificate in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by the subscription agent in its sole and absolute discretion, must present to the subscription agent satisfactory evidence of their authority to so act.

(b)
Execution by Person Other than Registered Holder. If the Non-Transferable Subscription Rights Certificate is executed by a person other than the holder named on the face of the Non-Transferable Subscription Rights Certificate, proper evidence of authority of the person executing the Non-Transferable Subscription Rights Certificate must accompany the same unless, for good cause, the subscription agent dispenses with proof of authority.

(c)	Signature Guarantees. Your signature must be guaranteed by an eligible institution if you specify special payment or delivery instructions.

5.	Method of Delivery.

The method of delivery of Non-Transferable Subscription Rights Certificates and payment of the subscription price to the subscription agent will be at the election and risk of the subscription rights holder.

6.	Special Provisions Relating to the Delivery of Subscription Rights through the Depository Trust Company.

In the case of subscription rights that are held of record through The Depository Trust Company (“DTC”), exercises of the subscription privilege  may be effected by instructing DTC to transfer the subscription rights from the DTC account of such holder to the DTC account of the subscription agent, together with certification as to the aggregate number of subscription rights exercised pursuant to the subscription privilege by each beneficial owner of the subscription rights on whose behalf such nominee is acting, and payment of the subscription price for each share of common stock subscribed for pursuant to the subscription privilege .